Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED IN ACCORDANCE WITH ITEM 601 OF REGULATION S-K, BECAUSE THE REGISTRANT HAS DETERMINED THAT THE OMITTED INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

COLLABORATION AGREEMENT

This Collaboration Agreement (including the annexes attached hereto) (this “Agreement”) is hereby made and entered into as of August 1, 2025 (the “Effective Date”) by and between Factorial Inc. (“Factorial”), a Delaware corporation with offices at 805 Middlesex Turnpike, Billerica, MA 01821, and FCA US LLC (“FCA”), a Delaware limited liability company with offices at 1000 Chrysler Dr., Auburn Hills, MI 48326.

WHEREAS, Factorial designs and develops solid-state (including semi-solid state) rechargeable battery cell technology and intends to manufacture, sell and distribute battery cells incorporating such technology;

WHEREAS, FCA designs, develops, sells and distributes vehicles around the world and desires to advance available supply of solid-state rechargeable battery cells for use in FCA’s and its Affiliate’s vehicles;

WHEREAS, concurrently herewith, an Affiliate of FCA and Factorial are entering into a Senior Secured Convertible Promissory Note Purchase Agreement and ancillary agreements thereto under which an Affiliate of FCA will invest in Factorial and in exchange Factorial will issue an Affiliate of FCA a Senior Secured Convertible Promissory Note (the “Convertible Debt Financing”);

WHEREAS, Factorial has entered into a collaboration agreement with Stellantis Europe S.p.A. (f/k/a FCA Italy S.p.A.), an affiliate of FCA, effective as of November 30, 2021 (“Initial Collaboration Agreement”) and such agreement will be terminated as soon as reasonably practicable on or following the Effective Date (and FCA will cause Stellantis Europe S.p.A. to promptly terminate such Initial Collaboration Agreement);

WHEREAS, Factorial and FCA each desire to collaborate in connection with the further development of solid-state (including semi-solid state) rechargeable battery cell technology, as further described herein, and to establish related commercial commitments of each Party in connection with such collaboration, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, Factorial and FCA each hereby agree as follows:

1.	DEFINITIONS
1.1	[***].
1.2	“Affiliate” of a Person means any other Person that (directly or indirectly) is Controlled by, Controls, or is under common Control with, such Person. [***].
1.3	“Agreement” has the meaning set forth in the preamble.
1.4

“Background IP” means IP that: (a) was developed, acquired, or otherwise owned by one Party prior to the Effective Date; or (b) is developed or acquired, or otherwise becomes owned, by one Party outside of the performance of Work.

1.5	“Business Day” means a day on Monday through Friday on which the banks in Michigan and California are open.
1.6	“Cell” means a solid-state or semi-solid-state rechargeable battery cell.
1.7	“Cell IP” has the meaning set forth in Section 4.4.1.
1.8

“Change of Control” of a Person means any transaction or series of related transactions involving: (i) the sale of all or substantially all of the assets of such Person, (ii) any merger or consolidation of such Person into or with another Person, in which the stockholders of such Person in their capacity as such, immediately prior to such merger or consolidation, own less than a majority of such Person’s (or the surviving or successor entity’s) outstanding shares of capital stock, by voting power, immediately after such merger or consolidation, or (iii) any transaction in which the stockholders of such Person sell to a Person, or group of related Persons, shares of capital stock representing at least a majority, by voting power, of the then outstanding shares of capital stock of such Person.

1.9	“Claims” has the meaning set forth in Section 8.1.
1.10

“Confidential Information” means proprietary information, product plans and technical specifications, design information, prototypes, test data, marketing and distribution plans and schedules, product availability information, and any other business, technical and financial information that, during the Term, a Receiving Party receives from or is given access to by a Disclosing Party in connection with the Project (in any form, including oral, written, graphic, machine recognizable, or sample form), and that is designated orally or in writing as confidential or is reasonably understood to be confidential given the nature of the information and the circumstances surrounding its disclosure.

1.11

“Control” (including the terms “Controlled by” and “under common Control with”) means, with respect to any Person, (a) ownership or control, directly or indirectly, of more than fifty percent (50%) of the equity securities of such Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or (b) the power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.12	“Convertible Debt Financing” has the meaning set forth in the recitals.
1.13	“Covered Products” has the meaning set forth in Section 5.1.
1.14	“Deliverables” means the deliverables required to be delivered by a Party as set forth in Annex A and Annex B.
1.15	“Demo Fleet” has the meaning set forth in Annex B.
1.16	“Development Term” means the period from the Effective Date until expiration of the later of Annex A or Annex B, subject to earlier termination as set forth in Section 10.
1.17	“Disclosing Party” means a Party disclosing Confidential Information to the other Party.
1.18	“Disputed Matter” has the meaning set forth in Section 13.2.1.
1.19	“Effective Date” has the meaning set forth in the preamble.
1.20	“Exclusive Supply Commitment Date” has the meaning set forth in Section 5.5.1.
1.21	“Exclusive Supply Period” has the meaning set forth in Section 5.5.1.
1.22	“Factorial” has the meaning set forth in the preamble.
1.23	“Factorial Indemnitees” has the meaning set forth in Section 8.2.
1.24	“FCA” has the meaning set forth in the preamble.
1.25	“FCA Indemnitees” has the meaning set forth in Section 8.1.
1.26	“Feedback” has the meaning set forth in Section 4.8.
1.27	“Force Majeure Event” has the meaning set forth in Section 13.8.
1.28	“Foreground IP” means either Solely-Developed Foreground IP or Jointly-Developed Foreground IP, or both.
1.29	“Granting Party” has the meaning set forth in Section 4.7.
1.30	[***].
1.31	[***].

1.32	“Indemnified Party” has the meaning set forth in Section 8.3.
1.33	“Indemnifying Party” has the meaning set forth in Section 8.3.
1.34	“Initial Collaboration Agreement” has the meaning set forth in the recitals.
1.35	“Interface IP” has the meaning set forth in Section 4.4.2.
1.36

“IP” or “Intellectual Property” means all patent rights, copyrights, rights in trade secrets, database rights, moral rights, know-how, and any other intellectual property rights (registered or unregistered) therein and throughout the world, but excluding trademarks, trade names, service marks and domain names.

1.37	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.3.
1.38	“Jointly-Developed Foreground IP” means any new IP jointly developed or jointly acquired by the Parties in the performance of Work.
1.39

“Liabilities” means any and all liabilities, damages or losses (including direct, consequential, indirect, incidental, special, exemplary, punitive or enhanced damages or losses), costs, expenses, penalties, fines, interest, awards, liens, judgments, or settlements, including reasonable attorney and other professional fees and other defense costs.

1.40	“Liaison” has the meaning set forth in Section 3.1.
1.41	“Licensee Party” has the meaning set forth in Section 4.7.
1.42	“Milestone” means each milestone set forth in Annex A or Annex B, as applicable.
1.43	“Pack Validation Cells” has the meaning set forth in Annex B.
1.44	“Party” means Factorial or FCA, individually, and “Parties” means Factorial and FCA, collectively.
1.45

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or other business entity, or a governmental agency or political subdivision thereof.

1.46	“Personnel” means all employees and supplemental individual contractors of a Party (or its Affiliates) utilized in performance of that Party’s obligations under this Agreement.
1.47	“Pilot Plant” has the meaning set forth in Section 5.3.1.1.
1.48	“Project” means the projects as described in Annex A and Annex B hereto.

1.49	“Receiving Party” means a Party receiving Confidential Information from the other Party.
1.50	“Representatives” mean officers, directors, employees, consultants, contractors, subcontractors, agents, and advisors of a Party.
1.51	“Requesting Party” has the meaning set forth in Section 13.2.1.
1.52	“Responding Party” has the meaning set forth in Section 13.2.1.
1.53	“ROFR Restriction” has the meaning set forth in Section 5.3.1.1.
1.54	“Samples” has the meaning set forth in Section 2.7.
1.55	“Solely-Developed Foreground IP” means any new IP developed or acquired solely by one Party in the performance of Work.
1.56	“System IP” has the meaning set forth in Section 4.4.3.
1.57	“Technical Targets” means each technical target set forth in Annex A.
1.58	“Term” has the meaning set forth in Section 10.1.
1.59	“Third Party” means any entity other than a Party or a Party’s Affiliates.
1.60	“Work” means the work to be performed by the Parties as set forth in Annex A and Annex B.
2.	COLLABORATION
2.1

Purpose. The overall purpose of the collaboration under the Project is to (i) design, develop, and test Cells in a pouch form that meet the Technical Targets as further described in Annex A to enable the potential supply and delivery of Cells (including but not limited to the Cells that are the subject of Annex A) by Factorial or its Affiliates to FCA or its Affiliates; and (ii) enable FCA to validate Factorial’s FEST® battery technology by integrating Factorial’s Cells into automotive modules, packs, and vehicles as further described in Annex B.

2.2

Project; Conduct of the Work; Resources. During the Development Term, each Party agrees to allocate Personnel and other resources as it reasonably deems necessary to perform the Work and deliver the Deliverables, in each case as outlined in Annex A and Annex B. The Work will be carried out by the Parties through the establishment of a joint technical team that will perform Work on a virtual basis, unless otherwise agreed by the Parties from time to time as contemplated by Section 2.5. The Joint Steering Committee will be the initial forum for discussion of any updates or concerns regarding either Party’s dedicated resources, status of Work, and delivery of Deliverables on an ongoing basis, as further set forth in this Section 2.

2.3

Technical Targets, Milestones, Deliverables and Schedule. During the Development Term, the Parties will use their commercially reasonable efforts to meet the Technical Targets and Milestones, and provide the Deliverables, all in accordance with the timelines set forth in Annex A and Annex B. If, despite using such commercially reasonable efforts, the Parties fail to meet any such Technical Targets or Milestones, or provide any such Deliverables, all in accordance with such timeline, then the Parties will work together in good faith to develop a plan to address such failure that is reasonably acceptable to both Parties. Each Party acknowledges that this is a development project for which no specific outcome is assured; as such, neither Party will be liable to the other Party for any failure of the Work to meet the Technical Targets or Milestones, or failure of a Party to provide the Deliverables, all in accordance with the timelines shown in Annex A and Annex B, so long as such Party has used its commercially reasonable efforts to meet such Technical Targets and Milestones, and provide such Deliverables, all in accordance with such timeline.

2.4

Standard of Care. Subject to Section 2.3, each Party will perform its respective Work in a professional manner and with reasonable skill and care consistent with generally-accepted industry standards applicable to such Party.

2.5

Co-Location. The Parties will determine to what extent (if any) co-location of the Parties’ Personnel in performance of Work is commercially feasible (i.e., in light of tax, and other considerations) and beneficial (i.e., for the sake of efficiency or for other reasons). If any such co-location is agreed upon by the Parties, secure office space will be made available by the host Party to the other Party at no cost. Each Party will have sole and exclusive control over its own Personnel using or occupying the co-location facility of the host Party in connection with the Project. Employees of a Party will at all times be considered employees of the Party employing such individuals. Each employee will be subject to employment, discharge, discipline, and control solely by his or her employing Party and will continue to be bound by all applicable policies and procedures of the Party employing such individuals. Any employees of a Party on the premises of the other Party will be required to comply with all policies and procedures applicable to guests at the host Party’s facility.

2.6

Subcontractors. Neither Party will subcontract or delegate its rights or obligations under this Agreement to any Third Party without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed. For the avoidance of doubt, [***] each Party will remain responsible for any acts or omissions of any of its permitted subcontractors or their respective employees in connection with such Party’s activities under this Section 2 as if such acts or omissions were by such Party.

2.7

Costs and Expenses. Factorial shall pay FCA [***] for the services provided  or  to  be  provided  by  FCA  under  Annex  B  no  later  than November 30, 2025. In addition, the Parties agree that FCA will pay: (i) Factorial’s actual and reasonable out-of-pocket materials and shipping costs (without mark-up) for Cell samples provided under Annex A (“Samples”) requested and agreed upon in writing by FCA in advance and delivered to FCA pursuant to the general terms and conditions of the applicable FCA purchase order including [***] day net payment terms; and (ii) Factorial’s costs for the Cells for the vehicles and Pack Validation Cells as set forth in Annex B (per standard FCA purchase order terms and conditions including [***] day net payment terms). For the Samples provided under Annex A, Factorial currently estimates the materials and shipping costs for the anticipated Cell sizes are as follows:

[***] per Cell [***] per Cell [***] per Cell

Except as set forth herein, during the Development Term, each Party will bear its own development costs and expenses related to the Work, and the Parties will not charge each other for any such costs or expenses.

During the Development Term, the Parties agree to use commercially reasonable efforts to investigate opportunities to reduce Factorial’s cost of lithium metal by leveraging existing FCA lithium metal supply relationships. Any reductions to Factorial’s cost of lithium metal with respect to Cells delivered to FCA (or its Affiliates) will be fully passed through to FCA (or its Affiliates, as applicable) (including with respect to Samples).

During the Development Term, the Parties acknowledge and agree that each Party’s contributions under this Section 2 are expected to be meaningful and that no other fees, except as set forth in this Section 2.7, are intended to be payable by either Party to the other Party for the Work, the Deliverables, or the commitments set forth in this Agreement.

3.	PROJECT MANAGEMENT.
3.1	Liaison. Each of the Parties will appoint a key contact (“Liaison”) to be primarily responsible for coordinating the Work between the Parties.
3.2

Communication. Each Party agrees to respond promptly to the other Party’s requests to provide direction, information, approvals, authorizations, or decisions that are reasonably necessary for such other Party to perform its Work and provide its Deliverables in accordance with the requirements of the Project, and such first Party will use reasonable efforts to ensure that any such information provided to such other Party is complete and accurate in all material respects.

3.3

Establishment of a Joint Steering Committee. No later than thirty (30) days after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) responsible for providing strategic guidance and overseeing the overall progress of the Work and the Deliverables, working to resolve disputes between the Parties relating to the Project and other matters for which the JSC is expressly identified as being responsible in this Agreement. The JSC will comprise an equal number of representatives of each Party, each of whom will have the appropriate experience and expertise to perform his or her responsibilities on the JSC.

3.4

Appointments and Replacements of Liaisons and JSC Members. Each Party will provide notice to the other Party of its Liaison and initial representatives to the JSC and may replace such Liaison and representatives from time to time upon written notice to the other Party. The JSC will dissolve upon unanimous agreement by the JSC.

3.5

JSC Meetings. The JSC will meet quarterly during the Development Term, or at such other frequency as the JSC may agree from time to time. Such meetings will be held at such times and places as are mutually agreed upon by the Parties and will be conducted in person, by telephone, or video conference. Each Party will use commercially reasonable efforts to cause its JSC representatives to attend the meetings of the JSC. If any representative is unable to attend a meeting, such Party may designate an alternate representative to attend such meeting in place of the absent representative. In addition, each Party may, at its discretion, invite additional employees, and, with the consent of the other Party, consultants or advisors, to attend the meetings of the JSC.

3.6

Decision Making. Each Party’s JSC representatives will collectively have one vote on the JSC, with the result being that each Party has a single vote. All decisions of the JSC must be by unanimous vote of both Parties. If the JSC is unable to reach unanimous agreement on any matter within the scope of the JSC’s authority, the matter will be resolved in accordance with Section 13.2. Notwithstanding anything to the contrary set forth in this Agreement, the JSC will not have any authority to, without prior written agreement of the Parties: (i) amend this Agreement (except as provided in Section 3.7); (ii) waive or determine either Party’s compliance with the terms and conditions of this Agreement; or (iii) decide any issue in a manner that conflicts with the express terms and conditions of this Agreement.

3.7

Updating Annex A and Annex B. The Parties authorize the JSC to update Annex A and Annex B in accordance with the provisions of this Section 3.7. If at any time the JSC agrees in writing to update Annex A or Annex B (including by changing the Technical Targets, Milestones, Deliverables or timelines), the Parties agree that the applicable annex will be updated in accordance with such agreement of the JSC without any further action of the Parties. The JSC or its appointed representative will be responsible for updating Annex A and Annex B (including recording thereon the agreed-upon updates and the dates thereof) and maintaining a change record of all such updates which is signed by one member of the JSC from each of FCA and Factorial.

4.	IP OWNERSHIP AND LICENSES
4.1	Background IP. Each Party will retain sole and exclusive ownership of its Background IP.
4.2	Solely-Developed Foreground IP. Except as provided in Section 4.4, each Party will be the sole and exclusive owner of all Solely-Developed Foreground IP developed or acquired by such Party.
4.3

Jointly-Developed Foreground IP. Except as provided in Section 4.4, the Parties will jointly own any Jointly-Developed Foreground IP, without any duty of a Party to account for or pay royalties to the other Party. Each Party and its successors and assigns will be indefinitely entitled to transfer, license, sublicense and exploit such Jointly-Developed Foreground IP without limitation and without further consent from, and without any duty to account or pay royalties to, the other Party.

4.4	Cell IP, System IP and Interface IP. The following exceptions will supersede the provisions of Sections 4.2 and 4.3 with respect to the applicable IP.
4.4.1

Any Foreground IP (excluding Interface IP) in or comprising Cell (i) materials, (ii) components, (iii) design, (iv) manufacturing, or (v) materials manufacturing (collectively, “Cell IP”) will be deemed Solely-Developed Foreground IP of Factorial. FCA agrees to assign and hereby assigns all of its right, title and interest in and to all Cell IP to Factorial.

4.4.2

Any Foreground IP in or comprising [***] (“Interface IP”) will be deemed Jointly-Developed Foreground IP of both FCA and Factorial. To the extent any Interface IP is developed or acquired by FCA, FCA agrees to assign and hereby assigns an undivided interest in and to all such Interface IP to Factorial. To the extent any Interface IP is developed or acquired by Factorial, Factorial agrees to assign and hereby assigns an undivided interest in and to all such Interface IP to FCA.

4.4.3

Any Foreground IP (excluding Cell IP and Interface IP) in or comprising [***] (i) materials, (ii) components, (iii) design, (iv) manufacturing, or (v) materials manufacturing (“System IP”) will be deemed Solely-Developed Foreground IP of FCA. Factorial agrees to assign and hereby assigns all of its right, title and interest in and to all System IP to FCA.

4.5

Technology Assistance. Factorial will disclose to FCA, and will provide such assistance as reasonably requested by FCA to enable FCA to be competent in any System IP and Interface IP developed or acquired by Factorial under this Agreement, including in the performance of the “A-Phase” Work as specified in Annex A and the Demo Fleet as specified in Annex B. FCA will disclose to Factorial, and will provide such assistance as reasonably requested by Factorial to enable Factorial to be competent in any Cell IP and Interface IP developed or acquired by FCA under this Agreement, including in the performance of the “A-Phase” Work as specified in Annex A and the Cells for the Demo Fleet as specified in Annex B.

4.6	Cell IP and System IP Licenses.
4.6.1

To the extent any Cell IP is: (i) solely or jointly developed or acquired by FCA in the performance of Work or (ii) developed or acquired by Factorial through reference to FCA’s Confidential Information, Factorial agrees to grant and hereby grants to FCA a nonexclusive, perpetual, irrevocable, worldwide, royalty-free, transferable, and sublicensable license under such Cell IP to copy, use, and modify such Cell IP, and to make, have made, use, import, offer to sell, and sell any of FCA’s (or its Affiliates’) products or services.

4.6.2

To the extent any System IP is: (i) solely or jointly developed or acquired by Factorial in the performance of Work or (ii) developed or acquired by FCA through reference to Factorial’s Confidential Information, FCA agrees to grant and hereby grants to Factorial a nonexclusive, perpetual, irrevocable, worldwide, royalty-free, transferable, and sublicensable license under such System IP to copy, use, and modify such System IP, and to make, have made, use, import, offer to sell, and sell any of Factorial’s (or its Affiliates’) products or services.

4.7

Cross-Licenses. Each Party (“Granting Party”) agrees to grant and hereby grants to the other Party (“Licensee Party”) a limited, nontransferable, non-exclusive, worldwide and royalty-free license under the Granting Party’s Background IP and Solely-Developed Foreground IP to use such IP during the Development Term to the extent necessary for the Licensee Party to fulfill its respective obligations in the Project under this Agreement.

4.8

Feedback Licenses. If Factorial provides FCA with suggestions, feedback or requirements (“Feedback”) for or with respect to System IP or Interface IP, or if FCA provides Factorial with Feedback for or with respect to Cell IP or Interface IP, then the Party providing Feedback agrees to grant and hereby grants to the receiving Party a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, transferable and sublicensable license to the Feedback to copy, use, and modify Feedback, and to make, have made, use, import, offer to sell, and sell any of the receiving Party’s (or its Affiliates’) products or services covered by the Feedback; provided, however that nothing in this Section 4.8 will be deemed to be a license to either Party’s patents, copyrights, or trade secrets.

4.9

Further Assurances. Each Party will sign and deliver all documentation which the other Party may reasonably request in order to evidence or perfect such other Party’s rights and interests in any Foreground IP that is solely or jointly owned by such other Party under this Section 4.

4.10

Initial Collaboration Agreement. For the avoidance of doubt, the Parties acknowledge and agree that nothing in this Agreement is intended to or shall be construed to affect, limit, or otherwise modify the ownership or license rights to IP granted under the Initial Collaboration Agreement to the parties thereto.

5.	COMMERCIAL ARRANGEMENTS.
5.1

Request to Supply. Upon FCA’s written request or achievement of all the Milestones under the Project, FCA and Factorial will enter into good faith negotiations regarding a commercial supply agreement for the supply by Factorial to FCA (or its Affiliates) of (i) the Cells developed under Annex A, or (ii) any other Cells that Factorial or its Affiliates makes available (other than development or evaluation Cells) to the extent Factorial is not contractually prohibited from offering for sale or selling such other Cells to FCA (or its Affiliates), ((i) and (ii) collectively being “Covered Products”), for use in FCA and its Affiliates’ vehicles, and to use their commercially reasonable efforts to agree upon the related terms and conditions of such supply agreement as soon as reasonably practicable. For the avoidance of doubt, such supply of Covered Products may be provided by a joint venture company of which the Parties are both shareholders.

5.2	Most Favored Pricing. [***].
5.3	Right of First Refusal.
5.3.1	[***].
5.3.1.1	[***].
5.3.1.2	[***].
5.3.1.3	[***].
5.3.2	[***].
5.4

Exclusive Development. Factorial (and its Affiliates) will not enter into any joint development agreement or any other type of collaboration agreement with a Third Party which would cause Factorial not to meet its resource commitments under Section 2.2 or any other obligations to FCA under this Agreement.

5.5	Supply Exclusivity.
5.5.1	[***].
5.5.2	[***].
5.5.3	[***].
6.	REPRESENTATIONS, WARRANTIES AND COVENANTS.
6.1	Mutual Warranties. The Parties mutually warrant to each other that:
6.1.1

such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the full power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement;

6.1.2

the execution and delivery of this Agreement will not violate any applicable statute, rule, or regulation to which the warranting Party is subject, or conflict with, result in a breach of, or constitute a default under any agreement to which such Party is a party;

6.1.3	the warranting Party has obtained all necessary approvals to enter into this Agreement and to perform its obligations hereunder; and
6.1.4

the warranting Party will not knowingly provide any Feedback, Deliverables, Foreground IP, or Background IP to the other Party which infringe, violate or misappropriate the Intellectual Property of a Third Party.

6.2

Covenants of Factorial. Factorial represents and warrants that: (i) the only automotive OEMs participating in the Convertible Debt Financing will be FCA and Mercedes-Benz AG or their Affiliates; [***].

6.3

Disclaimer. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY WORK, DELIVERABLES, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, CONDITIONS OR REPRESENTATIONS OF ANY KIND, INCLUDING IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. FOR THE AVOIDANCE OF DOUBT, THE DISCLAIMERS SET FORTH HEREIN WILL NOT APPLY TO ANY COMMERCIAL AGREEMENTS ENTERED INTO BY THE PARTIES PURSUANT TO SECTION 5. IF APPLICABLE, SUCH COMMERCIAL AGREEMENTS WILL CONTAIN DISCLAIMERS WHICH HAVE BEEN MUTUALLY AGREED UPON BY THE PARTIES THERETO.

7.	CONFIDENTIALITY AND PUBLICITY
7.1

Confidentiality Obligation. The Receiving Party will keep strictly confidential any Confidential Information disclosed by the Disclosing Party or otherwise made available to the Receiving Party, using at least the same degree of care that it uses to protect its own confidential or proprietary information but in no event less than reasonable care. Any data or other information relating to or resulting from joint development under the Project will be deemed to be Confidential Information of both Factorial and FCA. This Agreement will be deemed to be Confidential Information of both Factorial and FCA. The restrictions of this Section 7 will not apply to information:

(a)which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party in violation of this Section 7;

(b)which is lawfully received by the Receiving Party on a nonconfidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party with respect to such information;

(c)which by written evidence can be shown by the Receiving Party to have been independently developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information; or

(d)which was in the Receiving Party’s possession at the time of disclosure by the Disclosing Party.

7.2

Nondisclosure of Confidential Information. The Receiving Party will use Confidential Information solely to conduct the Project or carry out its obligations under this Agreement, and will not disclose or disseminate any Confidential Information to any Person, at any time during the Term and for five (5) years thereafter other than to such Receiving Party’s Affiliates, or to such Receiving Party’s and its Affiliates’ Representatives, in each case as reasonably required to conduct the Project or carry out such Receiving Party’s obligations under this Agreement. The Receiving Party will be responsible for any breach of this Agreement with respect to the Confidential Information it has received from the Disclosing Party and, in addition to the foregoing, will, at its sole expense, take all reasonable measures, including but not limited to court proceedings, to prohibit or prevent unauthorized disclosure or use of the Confidential Information. The Receiving Party will be responsible for all acts and omissions of any of its Affiliates and Representatives in connection with Confidential Information as if such acts or omissions were of such Receiving Party. For the avoidance of doubt, to the extent any Confidential Information constitutes or encompasses Foreground IP jointly owned with, or licensed to, the Receiving Party, or Background IP licensed to the Receiving Party, pursuant to this Agreement, then such Confidential Information may be disclosed or used by the Receiving Party as otherwise permitted by this Agreement.

7.3

Exceptions. The foregoing confidentiality and nondisclosure obligations will not prohibit the disclosure of Confidential Information to the extent such disclosure is required by law or by regulation; provided, however, that in such event, the Receiving Party provides the Disclosing Party with prompt advance written notice of such disclosure so that the Disclosing Party has the opportunity if it so desires to seek a protective order or other appropriate remedy. Further, nothing in this Section 7 will limit the express license rights granted to the Receiving Party under Section 4 or any other rights granted to a Party hereunder.

7.4	Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use of, or access to its Confidential Information, the Parties hereby agree that monetary damages would not be a sufficient remedy for any breach or threatened breach of this Agreement’s confidentiality or non-use provisions, and, therefore, in addition to and not in lieu of any other remedies, the Disclosing Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy without showing actual monetary damages in connection therewith.

7.5

Limitation on Publicity. Neither Party will issue any press release or make any public announcement or statement regarding this Agreement or any aspect of the business relationship between the Parties without the other Party’s prior written approval. With the prior written approval of FCA, which will not be unreasonably withheld or delayed, Factorial may disclose the terms of this Agreement to bona fide prospective lenders and investors who are bound by the terms of a confidentiality agreement with Factorial consistent with this Section 7.

7.6	[Reserved]
7.7

Trade Secrets. Disclosing Party will not disclose or other make available to Receiving Party any Confidential Information that constitutes or encompasses any trade secret of Disclosing Party unless such Confidential Information is initially disclosed or otherwise made available in a writing that is designated, labeled, or marked, clearly and in good faith, as a trade secret of the Disclosing Party, or if disclosed orally is identified at the time of disclosure as a trade secret and such identification is followed by a written notice of such status within ten (10) days of disclosure.

8.	INDEMNIFICATION
8.1

By Factorial. Factorial will defend FCA and its Affiliates, and any of their respective shareholders, members, directors, officers, Personnel, trustees, agents, successors, and permitted assigns (the “FCA Indemnitees”) from and against any and all Third Party claims, actions, or proceedings that are threatened, asserted, or filed (collectively, “Claims”) arising out of or relating to (i) any actual or alleged actions or omissions of any Personnel of Factorial in the performance of this Agreement which causes property damage, personal injury, or death, but only to the extent that such Claims arise out of or relate to such actions or omissions, (ii) Factorial’s or its Affiliates’ exploitation of any Feedback, Deliverables, Foreground IP, or Background IP provided by FCA or its Affiliates to Factorial or its Affiliates under this Agreement, but only to the extent that such Claims arise out of or relate to such exploitation, (iii) any allegations that defects in the design or manufacture of the Cells provided by Factorial under Annex A or Annex B caused or contributed to property damage, personal injury or death, (iv) breach of Section 6 of this Agreement, or (v) any gross negligence, willful misconduct, or fraud of, or failure to comply with any applicable law by, Factorial in performance of Factorial’s obligations under this Agreement, but only to the extent that such Claims arise out of or relate to such gross negligence, willful misconduct, or fraud, and will indemnify and hold harmless the FCA Indemnitees from and against all Liabilities arising from such Claims that are (subject to Section 8.3 below) awarded against the FCA Indemnitees to such Third Parties by a court of competent jurisdiction or in a settlement agreed by Factorial.

8.2

By FCA. FCA will defend Factorial and its Affiliates, and any of their respective shareholders, members, directors, officers, Personnel, trustees, agents, successors, and permitted assigns (the “Factorial Indemnitees”) from and against any and all Claims arising out of or relating to (i) any actual or alleged actions or omissions of any Personnel of FCA in the performance of this Agreement which causes property damage, personal injury, or death, but only to the extent that such Claims arise out of or relate to such actions or omissions, (ii) FCA’s or its Affiliates’ exploitation of any Feedback, Deliverables, Foreground IP, or Background IP provided by Factorial or its Affiliates to FCA or its Affiliates under this Agreement, but only to the extent that such Claims arise out of or relate to such exploitation, (iii) breach of Section 6 of this Agreement, or (iv) any gross negligence, willful misconduct, or fraud of, or failure to comply with any applicable law by, FCA in performance of FCA ‘s obligations under this Agreement, but only to the extent that such Claims arise out of or relate to such gross negligence, willful misconduct, or fraud, and will indemnify and hold harmless the Factorial Indemnitees from and against all Liabilities arising from such Claims that are (subject to Section 8.3 below) awarded against the Factorial Indemnitees to such Third Parties by a court of competent jurisdiction or in a settlement agreed by FCA.

8.3

Indemnity Procedures. The Party seeking indemnification and defense as the case may be (the “Indemnified Party”) will give reasonably prompt written notice to the other Party (the “Indemnifying Party”) after the Indemnified Party becomes aware of any Claim subject to the indemnification provisions in Sections 8.1 or 8.2, as applicable (“Indemnifiable Claim”) (however, failure to provide such notice will not release the Indemnifying Party from any of its indemnity obligations except to the extent the failure to provide such notice of a Claim actually prejudices the defense of such Claim). The Indemnifying Party will be entitled to assume and control the defense of the Indemnifiable Claim at its expense and through counsel of its choice upon written notice to the Indemnified Party following the Indemnifying Party’s receipt of such notice of the Indemnifiable Claim; provided, however, that notwithstanding the foregoing, the Indemnified Party will be entitled (using its own counsel at its own expense and without the consent of the Indemnifying Party) to participate in, but not control, the defense of the Indemnifiable Claim. The Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating to the Indemnifiable Claim as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is defending against any such Indemnifiable Claim, the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying

Party’s control relating to the Indemnifiable Claim as is reasonably required by the Indemnified Party. No Indemnifiable Claim may be settled prior to a final judgment thereon and no appeal may be foregone by any Party conducting the defense against such Indemnifiable Claim pursuant to this Section without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the FCA Indemnitees or the Factorial Indemnitees, as applicable, are released in full (with respect to the subject of the applicable settlement) in connection with such settlement. Details of any settlement will not be publicized without first obtaining the other Party’s written permission.

9.	LIMITATIONS OF LIABILITY.
9.1

DISCLAIMER OF LIABILITY. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR LOSSES OF ANY KIND ARISING OUT OF OR IN CONNECTION, INCLUDING POTENTIAL LOST PROFITS OR ECONOMIC LOSS, WITH THIS AGREEMENT. EACH PARTY ASSUMES THE RISK OF ANY DAMAGE, LOSS, OR EXPENSE, AND WILL BE LIABLE FOR ALL CLAIMS FOR DAMAGES AGAINST IT BY THIRD PARTIES, ASSOCIATED WITH OR RESULTING FROM SUCH PARTY’S OBLIGATIONS, AND/OR SUCH PARTY’S ACTS OR OMISSIONS, UNDER THIS AGREEMENT OR SUCH PARTY’S EXPLOITATION OF ITS RIGHTS UNDER THIS AGREEMENT.

9.2

LIMITATION OF LIABILITY. SO LONG AS SUCH PARTY COMPLIES WITH ITS OBLIGATIONS TO MAINTAIN INSURANCE COVERAGES IN ACCORDANCE WITH ARTICLE 12 BELOW, EACH PARTY’S LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT, IF ANY, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR DAMAGES OR LOSSES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WILL BE LIMITED IN THE AGGREGATE TO FIVE HUNDRED THOUSAND U.S. DOLLARS ($500,000); PROVIDED, HOWEVER, THAT IF A PARTY RECEIVES INSURANCE PROCEEDS WITH RESPECT TO A RELEVANT LOSS OR DAMAGE WITH RESPECT TO WHICH IT IS LIABLE TO THE OTHER PARTY IN EXCESS OF THE FOREGOING CAP, THEN THE FOREGOING CAP SHALL BE INCREASED BY THE AMOUNT OF SUCH EXCESS.

9.3

EXCEPTIONS. THE EXCLUSIONS AND LIMITATIONS IN SECTIONS 9.1 AND 9.2 ABOVE WILL NOT APPLY TO: (I) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 7; (II) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR FAILURE TO COMPLY WITH ANY APPLICABLE LAW IN PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, (III) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 OF THIS AGREEMENT, OR (IV) ANY OTHER LIABILITY WHICH CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.

10.	TERM AND TERMINATION.
10.1	Term. The term of this Agreement will commence on the Effective Date and continue in effect until December 31, 2028 (“Term”), unless sooner terminated or further extended as set forth herein.
10.2	Termination of the Agreement. Either Party may terminate this Agreement as provided below:
10.2.1	Upon the mutual written agreement by the Parties.
10.2.2

For cause by providing the other Party with written notice in the event the other Party is in material breach of any of its obligations under this Agreement and the other Party does not cure the breach within thirty (30) days with respect to breaches of payment obligations, or sixty (60) days with respect to all other breaches, after receiving written notice describing the breach in reasonable detail.

10.2.3

Immediately upon written notice to the other Party in the event: (A) the other Party files or has filed against it any petition seeking relief under any bankruptcy or similar laws, becomes insolvent, or enters into liquidation; or (B) the other Party makes an assignment for the benefit of creditors.

10.3	Effect of Termination of the Agreement.

All rights and obligations of the Parties hereunder will terminate upon expiration or termination of this Agreement, except that: (i) Sections 1, 4, 6.2, 6.3, 7 (excluding Section 7.7), 8, 9, 10.3, 11, 12, and 13 will survive any such expiration or termination of this Agreement; (ii) Section 5.2 will survive any such expiration or termination of this Agreement until June 30, 2032; and (iii) if this Agreement is terminated by FCA pursuant to Section 10.2.2. or Section 10.2.3, then Sections 5.1 and 5.3-5.5 (excluding Section 5.3.2) will survive such termination of this Agreement, according to the terms set forth in Section 5, until December 31, 2028. Notwithstanding anything herein, the termination of this Agreement, including the termination of any annex to this Agreement pursuant to Section 10.4, will not release any Party from any outstanding obligations accruing prior to such termination or that may arise after termination from rights and obligations intended to survive termination in accordance with this Section 10.3. Upon expiration or termination of this Agreement, Receiving Party will destroy all Confidential Information of Disclosing Party, except for any Confidential Information which is Foreground IP solely or jointly owned by Receiving Party under Section 4 or any Confidential Information for which Receiving Party is licensed after the Term under Section 4.8; provided however, that notwithstanding the foregoing, Receiving Party may retain (i) any electronic copies of Disclosing Party’s Confidential Information as may be stored on its electronic records storage system as a result of automated backup systems or as may be otherwise required by applicable law or other regulatory requirements; and (ii) a single confidential copy of all Confidential Information which may be retained by Receiving Party’s internal legal counsel for the sole purpose of prosecuting or defending any matters which may arise from or relate to this Agreement.

10.4

Termination of Annex. Either Party may terminate Annex A or Annex B: (i) upon the mutual written agreement by the Parties or (ii) for cause by providing the other Party with written notice in the event the other Party is in material breach of any of its obligations under such annex and the other Party does not cure the breach within thirty (30) days with respect to breaches of payment obligations, or sixty (60) days with respect to all other breaches, after receiving written notice describing the breach in reasonable detail. Termination of either Annex A or Annex B will not terminate this Agreement and the Parties will only be released from their obligations with respect to the terminated annex.

11.	ASSIGNMENT; [***].
11.1

Assignment. Neither Party will assign this Agreement without the written consent of the other Party, except that (i) either Party may assign this Agreement to an acquirer or successor in connection with a Change of Control of such Party or a sale of such Party’s business to which this Agreement relates and (ii) subject to Section 11.2.2, FCA may assign any or all of its rights and obligations under this Agreement to any of its Affiliates.

11.2	[***].
11.2.1	Reserved.
11.2.2	[***].
11.3	Reserved.
11.4

Change of Control of Factorial. In the event of any Change of Control of Factorial, the provisions of Section 5 will apply only to Factorial and Factorial’s Affiliates prior to such Change of Control and to any relevant exploitation of any of the Intellectual Property of Factorial or such Affiliates which existed prior to such Change of Control or Intellectual Property which was developed by Factorial or such Affiliates in the performance of Work hereunder.

12.	Insurance
12.1	Insurance Coverage. At their own expense, FCA and Factorial will maintain the following insurance coverages, with insurance carriers rated A- or better by A.M. Best Company:
12.1.1

Commercial General Liability insurance (including contractual liability coverage) on an occurrence basis for bodily injury, death, “broad form” property damage, products and completed operations, and personal and advertising injury, with coverage limits of not less than [***] per occurrence and [***] in aggregate;

12.1.2

Workers’ Compensation insurance as required by applicable law, including employer’s liability coverage for injury, disease and death, with coverage limits of not less than [***] per accident and employee.

During the Term, upon a Party’s written request (acting reasonably), the Parties will work together in good faith to update the insurance coverages set forth above to reflect any increase in the scope of the Project.

12.2

Additional Insured; Primary Coverage; Waiver of Subrogation; Cancellation Notice. The liability policies listed above, except for Workers’ Compensation, will name the Factorial Indemnitees or the FCA Indemnitees, as the case may be, as additional insureds. The policies listed above (a) will be primary and will not require contribution from any coverage maintained by the other Party; and (b) will include a severability of interests and waiver of subrogation or recovery clause in favor of the Factorial Indemnitees or FCA Indemnitees, as the case may be (and each Party waives any such right of subrogation or recovery). A Party will not cancel, modify, or refuse to renew any such policy without providing the other Party at least thirty (30) days prior notice thereof. If a Party receives notice or otherwise becomes aware that any such policy will be canceled, modified or refused for renewal, such Party will provide notice thereof to the other Party promptly after receiving such notice or becoming so aware.

12.3

Coverage Limits; Risk; Suppliers. The fulfillment, or non-fulfillment, of the insurance obligations under this Agreement will not relieve a Party of any liability of such Party under this Agreement or in any way modify that Party’s obligations under this Agreement, including its liability for indemnification under this Agreement. The required types and amounts of insurance will not necessarily be adequate to respond to all exposures to loss. The required limits of insurance will not be deemed as a limitation or maximum liability of a Party under this Agreement, including its liability for indemnification under this Agreement. Each Party will be financially responsible for any deductibles, retentions, self-insurance, co-insurance, premiums, and claims or losses in excess of required insurance limits. FCA and Factorial are solely responsible for ensuring that their suppliers maintain insurance coverage that is usual, reasonable, and customary for the services provided by such suppliers to ensure that FCA and Factorial can each meet its requirements and obligations under this Agreement.

12.4

Certificates of Insurance. Upon FCA’s or Factorial’s request, evidence of required insurance coverage will be provided. Failure to request, review or object to the terms of such certificates of insurance will not be deemed a waiver of obligations or rights and in no way limit or diminish either Party’s liability under other provisions of this Agreement.

12.5	[***].

13.	MISCELLANEOUS.
13.1

Entire Agreement; Amendments; Other Related Agreements. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels any previous term sheets, agreements or understandings, whether oral, written or implied, heretofore in effect. Except as provided in Section 3.7, no modification or change may be made in this Agreement except by written instrument duly signed by a duly authorized representative of each Party. For the avoidance of doubt, the financing agreements related to the Convertible Debt Financing are separate agreements which are not affected by this Section 13.1.

13.2

Dispute Resolution. In the event of any dispute between the Parties relating to this Agreement (including their failure to agree on matters requiring approval of the Joint Steering Committee), the following escalation procedure will be implemented before either Party initiates litigation or pursues other available remedies, except that either may (i) seek injunctive relief from a court where appropriate (including in order to maintain the status quo) while this escalation procedure is being followed, or (ii) initiate litigation if the expiration of the statute of limitations for a cause of action is imminent.

13.2.1

Either Party (the “Requesting Party”) may invoke this Section 13.2 by submitting a notice to the other Party (the “Responding Party”) which (i) describes the matter in dispute (the “Disputed Matter”) and (ii) requests a first meeting with senior-level executives of each Party to be held at a mutually convenient time and place (in-person or via telephone or video conference) but in no event later than ten (10) Business Days from the date of such notice. The Parties will each participate in such first meeting and will attempt to resolve the Disputed Matter in good faith.

13.2.2

If the Parties are unable to resolve the Disputed Matter within five (5) Business Days after the date such first meeting is held, then the Requesting Party will arrange a second meeting to be held at a mutually convenient time and place (in-person or via telephone or video conference) but in no event later than thirty (30) days from the end of such five (5) Business Day period, and the Chief Executive Officer of Factorial and the applicable Executive Vice President of FCA will attend such meeting (and, for clarity, attendance of such persons may be in-person or via telephone or video conference).

13.2.3

If the Parties are unable to resolve the Disputed Matter within the five (5) Business Days after the date such second meeting is held, then any resolution of such dispute must be through binding arbitration. After following the procedure described in this Section 13.2, a Party may submit the Disputed Matter to arbitration for resolution as set forth in Section 13.3.

13.3	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, excluding the provisions of the United

Nations Convention on Contracts for the International Sale of Goods (CISG), and without regard to its conflict of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be settled by binding arbitration in New York, the State of New York in accordance with the Arbitration Rules of the American Arbitration Association (“AAA”) (which rules are deemed to be incorporated by reference in this clause). The language of the arbitration proceeding will be English. The arbitration will be conducted by a single arbitrator, to be mutually agreed upon and appointed by the Parties or, if requested by either Party, appointed by the AAA. The award rendered by the arbitrator(s) will be final and binding upon the Parties hereto. All such controversies, disputes or claims will be settled in this manner in lieu of an action at law or equity; provided, however, that nothing in this Section will be construed as precluding the bringing of an action for injunctive relief or other equitable relief.

13.4	[Reserved.]
13.5

Relationship of the Parties; Several not Joint Liability. Nothing herein contained will be construed to imply a joint venture, partnership or principal-agent relationship between the Parties. Each Party will perform its respective Work and provide its applicable Deliverables as an independent contractor. Personnel made available by a Party will be deemed employees of such Party and will not for any purpose be considered employees or agents of the other Party. Except as may otherwise be provided in this Agreement, each Party will be solely responsible for the supervision, daily direction and control of its employees and payment of their salaries (including withholding of appropriate payroll taxes), workers’ compensation, disability and other benefits.

13.6	No Exclusivity. Except as specifically set forth in this Agreement, the Parties expressly acknowledge that this Agreement does not create an exclusive relationship between the Parties.
13.7	Binding Nature. Without limiting Section 11, this Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.
13.8

Force Majeure. Each Party hereto will be excused from default or delay in the performance of its obligations hereunder if and to the extent that such default or delay is caused by an act of God, or other cause beyond its reasonable control, including but not limited to, work stoppages, war, fires, riots, accident, explosion, flood, storm, or failures or fluctuations in electrical power, heat light, air conditioning or telecommunications equipment (“Force Majeure Event”). A Party whose performance is affected by a Force Majeure Event will give timely written notice to the other Party and in no event later than 7 days following actual knowledge of the condition, stating the period of time the Force Majeure Event is expected to continue and will use commercially reasonable efforts to end the delay or failure and minimize the effects of such Force Majeure Event. During the Force Majeure Event, the non-affected Party may similarly suspend its performance obligations (except any obligations to make payments to the other Party hereunder) until such time as the affected Party resumes performance.

13.9

Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the Parties. The Parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the maximum extent possible, the business purposes and intent of such invalid and unenforceable provisions.

13.10

No Waiver. No waiver or failure to exercise any option, right or privilege under the terms of this Agreement by either of the Parties hereto on any occasion or occasions will be construed to be a waiver of the same on any other occasion or of any other option, right or privilege.

13.11

Headings and References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to Sections, Annexes, Exhibits, or Schedules will, unless otherwise provided, refer to Sections hereof or Annexes, Exhibits and Schedules attached hereto, all of which Annexes, Exhibits and Schedules are incorporated herein by this reference.

13.12

Cumulative Remedies, Equitable Relief. Except as otherwise expressly provided herein, no remedy granted to either Party herein will be exclusive of any other remedy, and each remedy will be cumulative with every other remedy herein or now or hereafter existing at law, in equity, by statute or otherwise. All claims or causes seeking injunctive or other equitable relief will be heard in any court of competent jurisdiction in New York, New York, and the Parties hereby submit to the jurisdiction thereof.

13.13

Export Controls. Each Party understands and acknowledges that in performing this Agreement, such Party may gain access to information, technology or items that are subject to regulations by agencies of the U.S. Government including, but not limited to, the Export Administration Regulations (15 CFR §730-774) as administered by the U.S. Department of Commerce, Bureau of Industry and Security. Factorial and FCA understand and acknowledge their obligation to control the flow of export controlled information, technology and items and cooperate with each other in compliance with such regulations and obtain all required authorizations or licenses. Each of Factorial and FCA certifies that it will not knowingly export or re-export controlled information, technology and items received from the other Party without first obtaining all required government authorizations or licenses from such other Party otherwise required by this Agreement.

13.14	Notices. All notices must be in writing and are valid if sent by: (a) registered or certified mail, return receipt requested, postage prepaid; (b) express mail or courier service providing a receipt of delivery; or (c) email evidenced by a printed record of return receipt confirmation. Notices are effective upon receipt.

Factorial:		FCA:
Attn:	[***]	Attn:	[***]
Address:	Factorial, Inc.	Address:	FCA US LLC
	805 Middlesex Turnpike		1000 Chrysler Dr.
	Billerica, MA 01821		Auburn Hills, MI 48326
Email:	[***]	Email:	[***]

13.15	No Third-Party Beneficiaries. This Agreement does not confer any benefits on any Third Party unless it expressly states that it does.
13.16	Execution. The Parties may execute this Agreement using electronic signatures, electronic copies, and counterparts.
13.17	[***].

[Signatures follow on the next page]

IN WITNESS WHEREOF, Factorial and FCA have caused this Collaboration Agreement to be executed by their duly authorized officers on or as of the Effective Date.

FACTORIAL INC.		FCA US LLC

By:	/s/ Siyu Huang	By:	/s/ Ned Curic

Name:	Siyu Huang	Name:	Ned Curic

Title:	CEO	Title:	Chief Engineering & Technology Officer

ANNEX A
[***] PLAN

ANNEX B
DEMO FLEET PLAN